Exhibit 99.08

Pazoo.com Inspiration Expert Jenna Lowthert Launches New Blog, Book, And Radio Interview

Whippany, N.J., January, 7 2015 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce that Pazoo’s Inspiration Expert Jenna Lowthert has launched a new blog at www.justjennarose.pazoo.com.  Jenna also has a new book (Life Goes On) and will be interviewed on the radio program called Issues Today, hosted by Bob Gourley, syndicated on 183 stations throughout the USA. To listen live go to www.issuestodayradio.com. Jenna will be interviewed on January 14, 2015.

In just the short few weeks that Jenna’s blog has been up, Pazoo.com has experienced several thousand additional visitors per day to the website. It is expected that this blog will continue to grow in popularity helping to bring continued growth in traffic to Pazoo.com.  Expanding upon this will be additional blogs with the next two being a military health and wellness blog as well as a marijuana blog.  These blogs, along with the addition of several more topic intensive blogs, are expected to be not only inspirational but big traffic drivers to Pazoo.com.

WWW.JustJennaRose.pazoo.com offers up engaging thoughts on making the most of life by Pazoo.com Inspiration Expert, Jenna Lowthert. Jenna’s blog, site and social media efforts are based on her book, “Life Goes On..?”.  Jenna Rose Lowthert was inspired to write her book after her mother passed away on May 27th, 2013 after a 10-month battle with stage four lung cancer. Her mother was only 48 years old, and her courage and strength was truly amazing.

When her mom passed away Jenna’s world was crushed, but she found treasures she left behind that told a story of a mother’s undying love for her children. Jenna wrote “Life Goes On..?” in just seven days with the intent to inspire those who are fighting cancer to keep on fighting, and for those who have experienced tremendous loss as she had.  Jenna will be hosting a book release and book signing event on January 16, 2015 at The Balcony Lounge in Carlstadt, New Jersey from 8pm-10pm. All are welcome and we hope to see you there.

As Pazoo.com Inspiration Expert, Jenna’s mission has expanded from helping people who have suffered a personal loss to inspiring all of us to appreciate our loved ones here and now, and to make the most out of life every single day. Jenna states, “I am so excited to be able to share my journey with all the Pazoo readers!”. For more on Jenna please visit www.pazoo.com and www.justjennarose.pazoo.com.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: January 7, 2015